Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                       INVESCO CONVERTIBLE SECURITIES FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Convertible Securities Trust was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)   Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                                   Votes     Votes     Broker
Matter                                                                Votes For   Against   Abstain   Non-Votes
------                                                                ---------   -------   -------   ---------
(1)   Approve an Agreement and Plan of Reorganization.                3,099,725   165,035   237,158      0